Exhibit 99.2

FREQUENTLY ASKED QUESTIONS & ANSWERS

November 9, 2015

From time to time, Endo Investor Relations will provide frequently asked questions and answers (FAQs) on various topics of interest. The following are recent FAQs:

1)	Why have you implemented a share repurchase plan? How many shares will Endo repurchase?

Endo believes its corporate growth and earnings profile in the backdrop of its current market capitalization and share price make the Company’s equity an attractive investment opportunity.

Accordingly, Endo entered into a plan on November 9, 2015 to repurchase up to $250 million of its ordinary shares under a previously authorized $2.5 billion repurchase plan. It is anticipated that the purchases will be completed by the end of 2015 and funded through available liquidity. The timing and actual number of shares repurchased will depend on a variety of factors, including the price of Endo’s ordinary shares, regulatory, legal and contractual requirements, as well as other market conditions and factors.

This share repurchase plan underscores Endo’s confidence in its ability to successfully execute on its corporate strategy, create value and evolve into a leading global specialty pharmaceutical company.

2)	Can you provide more information on XIAFLEX® performance in the third quarter of 2015?

XIAFLEX® performance in the third quarter of 2015 was in line with Endo’s internal expectations:

•	U.S. net revenues of $40 million are a 16% increase over the $34.6 million of U.S. revenues reported by Auxilium in the third quarter of 2014.

•	Worldwide net revenues of $44.7 million are a 16% increase over the $38.6 million of worldwide revenues reported by Auxilium in the third quarter of 2014.

•	Overall demand vials of approximately 13,900 are a 21% year-over-year increase.

•	Peyronie’s disease demand vials of approximately 7,500 are a 33% year-over-year increase; 2,325 physicians were certified under the required risk evaluation and mitigation strategy (REMS) as of September 30, 2015 and 11,600 cumulative patients were treated with the average vials per patient currently at ~4.5 vials.

•	Dupuytren’s contracture demand vials of approximately 6,400 are a 14% year-over-year increase and demonstrate continued steady growth five years after the product’s launch; average vials per patient is now ~1.2 vials.

3)	Can you provide more information regarding cash flow from operations?

During the nine months ended September 30, 2015, net cash used in operating activities was approximately $177 million. The table below highlights certain significant pre-tax cash outlays during that period:

Nine Months Ended September 30, 2015
Signficant pre-tax cash outlays impacting net cash used in operating activities:
Mesh-related product liability payments	$525.9
2019 Notes redemption fee	17.5
Par financing unused commitment fees	78.3
Severance and restructuring payments	60.0
Transaction costs paid in connection with 2015 acquisitions	98.9

Total	$780.6

Changes in cash flow from operations reflect, among other things, the timing of cash collections from customers, payments to suppliers, managed care organizations, government agencies, collaborative partners and employees, as well as tax payments in the ordinary course of business. Cash flow from operations is also impacted by certain significant outlays that are not necessarily indicative of Endo’s core operations or that distort the cash flow generation of our underlying business in a given period, such as those set forth in the above table.

4)	What else can you tell us regarding Endo’s use of specialty pharmacies?

Endo utilizes specialty pharmacy services primarily for certain physician-administered and complex branded products in the U.S., including: XIAFLEX®, AVEED®, TESTOPEL®, SUPPRELIN® LA, Vantas® and Valstar®. The percentage of the Company’s projected U.S. Branded 2015 revenues (midpoint of 2015 guidance) that flow through specialty pharmacies is less than 10 percent, which represents approximately 3 percent of the Company’s projected overall 2015 revenues (midpoint of 2015 guidance).

All specialty pharmacies used by Endo are fully independent of the Company. Approximately 70% of Endo’s specialty pharmacy sales go through two large, well-known independent specialty pharmacies that are part of national corporations.

Endo does not have any ownership interest in, consolidate financial results of or have affiliations with any specialty pharmacy.

5)	What is the portfolio optimization process you’ve initiated for your U.S. Branded business?

Endo is undertaking a portfolio optimization across its U.S. Branded business. As such, resources will be re-allocated to support the Company’s key growth drivers – XIAFLEX®, BELBUCA™ and other products including SUPPRELIN® LA and Voltaren® Gel.

To best allocate resources toward those growth drivers, Endo expects to reduce investment for select products, including STENDRA®, Testim®, Fortesta® and Natesto®. Endo will continue to support – in a limited capacity and in line with its previous activities – legacy products such as Percocet® and Sumavel® DosePro.

Endo is working with its commercial partners on STENDRA® and Natesto® to develop the optimal commercial path forward for those products.

6)	How much did Par Pharmaceutical contribute to the third quarter results in your Generics business?

Par revenue attributable to Endo for the third quarter of 2015 – which included revenue from four shipping days – totaled approximately $23.4 million.

7)	Can you provide any additional information about the intangible and goodwill impairments disclosed in Endo’s third quarter 2015 earnings release?

During the third quarter of 2015, the Company’s revised expectations for certain testosterone replacement therapy (TRT) products and other elements of its Urology, Endocrinology and Oncology (UEO) business due to current and expected market conditions, new investment opportunities resulting from the U.S. Food and Drug Administration (FDA) approval of BELBUCA™ and other strategic priorities, resulted in a shift in its branded investment strategy. Based on these factors, there was a decline in the fair value of the UEO reporting unit and the Company recorded a $680.0 million goodwill impairment charge related to the UEO reporting unit. Also during the third quarter of 2015, the Company identified impairment indicators on certain other indefinite and definite-lived intangible assets. Endo recorded $242.9 million of intangible asset related charges, $152 million of which relates to the impairment of STENDRA®, Testim® and Natesto® and approximately $91 million of intangible asset impairments primarily driven by items related to its legacy Qualitest business as the Company reprioritizes existing products and development projects across its now larger U.S. Generics business, with the inclusion of Par.

a)	What is driving the size of the goodwill impairment?

Goodwill of the UEO reporting unit consists of three components. The total goodwill in the UEO reporting unit before the third quarter charges was approximately $845 million:

Goodwill prior to Q3 2015 Impairment
Legacy goodwill prior to Paladin acquisition	$98.5
Paladin goodwill allocated to UEO	318.7
Auxilium acquisition	428.0

$845.3

The size of the pre-impairment goodwill balance was largely driven by the Paladin and Auxilium acquisitions, and the fact that Endo’s share price significantly increased between the announcement and closing of both acquisitions. Under U.S. Generally Accepted Accounting Principles (GAAP), Endo is required to use the share price on the closing date to determine purchase price. Any increase in the share price between a transaction’s announcement and closing has a direct and potentially material impact on the ultimate purchase price utilized to value the net assets of the business acquired, which in turn has a direct impact on the level of goodwill recorded. When assigning goodwill to the UEO reporting unit for both the Paladin and Auxilium acquisitions, the Company determined that the underlying cash flows and corresponding fair value of the UEO reporting unit exceeded the UEO carrying value. However, as a result of recent market conditions and Endo’s current expectations for its TRT products and other elements of the UEO business, coupled with the new investment opportunities resulting from the FDA approval of BELBUCA™ and other strategic priorities, Endo has revised its expectations of future cash flows and the corresponding fair value of the UEO reporting unit.

As a result of the Paladin acquisition, the Company expected multiple reporting units to benefit, directly or indirectly, from the synergies arising from the acquisition and, as a result, it assigned the goodwill arising from the Paladin acquisition to multiple reporting units across each of its segments. This assignment was based on the relative incremental benefit expected to be realized by each impacted reporting unit. Of the $319 million of Paladin goodwill allocated to the UEO reporting unit, approximately $270 million is a direct result of the increase in the Company’s share price experienced between the announcement and closing of the Paladin transaction.

Based on the increase in Endo’s share price between the announcement and closing of the Auxilium acquisition, Endo estimates that approximately $140 million of the $428 million Auxilium goodwill component was driven by the change in share price.

UEO Goodwill resulting from rise in share price:

(in millions)
Paladin	$270
Auxilium	140

	$410	(a)

(a)	To estimate the impact on goodwill from the rise in share price, the Company performed a hypothetical purchase price allocation for each transaction utilizing the closing share price on or one day prior to the transaction announcement dates.

b)	What portion of the total third quarter 2015 impairment charges are attributable to Auxilium and how much do they represent as a percentage of the total Auxilium purchase price?

When combined with the STENDRA® and Testim® impairments of $103 million (excluding Natesto® of $49 million), the total impairment charge related to Auxilium is estimated to be $531 million. This represents 21% of the total Auxilium purchase price consideration of $2.57 billion. If the $140 million impact due to the increase in Endo’s share price is excluded from both the estimated charge and the Auxilium purchase price, the result is a total estimated adjusted charge of $391 million, or 16% of an adjusted Auxilium purchase price of $2.43 billion.

When businesses are combined in a single reporting unit, goodwill is amalgamated and no longer linked solely to the business from which it came. Rather, it becomes an asset of the entire reporting unit supported by the total reporting unit cash flows. Accordingly, when goodwill impairments occur within reporting units that were created by combining multiple businesses, it is very difficult to assign the impairment charge back to any former stand-alone business. In an attempt to isolate the amount of the total impairment charge associated with the Auxilium acquisition, the Company has assumed all $428 million of the Auxilium goodwill was impaired.

For more information please refer to Endo’s third quarter 2015 Form 10-Q to be filed with the SEC on November 9, 2015.

Forward Looking Statements

Statements contained in this communication referring to future events or other non-historical facts are forward-looking statements reflecting Endo’s current perspective of existing trends and information. If underlying assumptions prove inaccurate or unknown, or unknown risks or uncertainties materialize, actual results could vary materially from Endo’s expectations and projections. Risks and uncertainties include, among other things, the risks and uncertainties described in Endo’s periodic reports filed with the SEC and Canadian securities regulators, including current reports on Form 8-K, quarterly reports on Form 10-Q and annual reports on Form 10-K. Given these uncertainties, you should not place undue reliance on these forward-looking statements, which apply only as of the date of this communication. Endo expressly disclaims any intent or obligation to update these forward-looking statements except as required by law. Additional information about Endo is available at www.endo.com or you can contact the Endo Investor Relations Department by calling 484-216-0000.